Exhibit 99.1

FTI Consulting, #11024850

February 24, 2005, 9:00 a.m. ET

Chairperson: Lisa Fortuna

Operator:	Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the FTI conference call. At this time all participants’ lines have been placed in a listen-only mode. Following today’s presentation instructions will be given for the question-and-answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero, and a conference coordinator will assist you. As a reminder, this conference is being recorded Thursday, February 24, 2005. At this time I would like to turn the presentation over to Lisa Fortuna. Please go ahead, Ma’am.

Lisa Fortuna:	Good morning and thank you for joining us to discuss FTI’s acquisition of Ringtail Solutions. By now you should have a copy of the press release, which was issued yesterday afternoon. Before we begin, I want to remind everyone that this conference call may include forward-looking statements that involve uncertainties and risks. There can be no assurance that the actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income, and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments.

Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and others risks described in the company’s filings with the SEC.

I’ll now turn the call over to Jack Dunn, president and CEO of FTI. Please go ahead, Jack.

Jack Dunn:	Thank you very much and good morning. Thank you for being with us to talk about a really exciting development for our company. With me here at the company’s headquarters are our chairman, Dennis Shaughnessy; our chief risk officer, Barry Kaufman; and our CFO, Ted Pincus.

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While the Ringtail acquisitions, which really has our juices flowing is not the largest thing we’ve ever done, we all believe that it has the potential probably to be huge for FTI, and it’s certainly consistent with the long-term strategy that we’ve set forth to bring shareholder value to our shareholders.

Of the things that it does for us, let me enumerate a few. First, it ensures the control of the backbone of our already-dynamic hosting business where, for many of the largest law firms and Fortune 500 companies, we host their secure documents. It expands our role in this area and gives us a real brand name. It allows us to capitalize on growth opportunities in the technology services business by expanding our share of that market. It allows us to launch initiatives and build businesses that are scalable and have traction to strengthen and expand our client relationships and capture more of their workflow management. It allows us to provide our clients with the best possible or what we call “gold standard resources,” adding another fabulous tool to our arsenal and to maintain a strong diversity of offerings.

Finally, in the forensic and litigation consulting business, where typically there aren’t contracts, it provides a real, systemic contact with the client, where we become not just a vendor to them but part of their process so that when they have early response issues, we are there as part of the team as opposed to coming in later in the transaction.

The acquisition makes economic as well as strategic sense for FTI. The purchase price will be funded from cash and existing credit facilities. It will be neutral to earnings per share in ‘05 due to the rapid amortization of intangibles involved in the software, but we expect it to be accretive to earnings per share in 2006 by 3 to 6 cents. It positions us to capture a bigger share of the growing litigation software solutions business. It’s licensing model provides us with annuity-based revenue, and as we analyze the transaction, which diversifies our portfolio, we look at a pretax internal rate of return of about 24.4 percent over the next five years.

As we mentioned before, today embedded technology and related services comprise more than 10 percent or about $46 million of our revenue. We expect that number to be approximately $100 million in the next two to three years. Ringtail has a strong global presence. It has significant operations in Europe, in Asia Pacific, and in Australia. As we look and assess our opportunities abroad,

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this gives us a brand name with which to go into those different areas and enhances our ability and the economics of our ability to expand into those areas.

FTI and Ringtail already have a close, proven working relationship. Over the last three years we really worked as a single force, certainly in North America, to expand our technology offering and have worked at every stage of client engagements from programming and customizing into sales and marketing.

In litigation consulting our value proposition to our clients has been driven by technical innovation. Way back in the early ‘80s we started as a company that brought the laser disc into the courtroom to a sometimes almost phobic legal community. Today we are recognized as somebody that brings the technology, whether it’s our Trial-Max, whether it’s our hosting, whether it’s our electronic evidence, we are a trusted name in the marketplace for the major player. Ringtail offers significant new gold standard tools in these efforts.

We hope to expand those into other areas such as economic consulting, where increasingly document management and control is an issue in Hart-Scott-Rodino and other issues like that, and we believe that in terms of claims management and claims disbursement, things of that nature in the restructuring area, when we can combine our content people with the fabulous programmers both at Ringtail and inside FTI, we can create some dynamic new products.

Finally, and most importantly, we welcome the talented team from Ringtail to the FTI family. We’ve been working together for a long time at every level of both companies, and there has been a real respect and admiration and, most of all, success. We believe success breeds success, and we look forward to a valuable contribution from Ringtail and a great success and future together.

With that, I’d like to open it up to the floor for questions.

Operator:	Ladies and gentlemen, at this time we will begin the question-and-answer session. If you would like to ask a question on today’s presentation, please press the star followed by the 1 on your pushbutton phone. If you’d like to decline from the polling process, please press the star followed by the 2. You’ll hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order they are received. If you are using speaker equipment, we do ask that you please lift your handset before pressing the numbers. One moment, please, for our first question.

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Our first question will come from Josh Rosen with Credit Suisse First Boston. Please go ahead.

Josh Rosen:	Yes, thank you, good morning.

Jack Dunn:	Good morning, Josh.

Josh Rosen:	A couple of things to be relatively quick — just — if you could comment on the terms of the earnout portion. You guys talk about the purchase price here, and I was just curious if you could give a little bit more color in terms of what the incentives are from a continuing performance outside of the stock that you’ve obviously given them?

Ted Pincus:	The earnout is based on its growth per year for a three-year period. In other words, if there is no growth, there is no earnouts, and its reasonable expected growth certainly within the expected growth levels of an FTI normally requires of any of its practices.

Josh Rosen:	And growth in an EBIT number or —

Jack Dunn:	I’m sorry?

Josh Rosen:	Top-line growth or growth in an EBIT?

Jack Dunn:	In this particular case, top-line growth is the more relevant because of its close integration into our business. The earnout is also capitated at $7.5 million over three years, so it’s $2.5 million a year. You can’t accelerate it, and so we keep our folks very motivated for that period of time.

Josh Rosen:	Great, and then if you could chat a little bit about the growth that Ringtail has had the last couple of years in terms of the growth profile; particularly, you talk about fiscal ‘05 in terms of the purchase price, you talk about fiscal ‘05 numbers, what type of growth are they look for in fiscal ‘05, and what’s that been since their founding in ‘97? Obviously, it’s been real aggressive since the founding, but I would be curious along those lines.

Ted Pincus:	Well, a lot of that — if Ringtail were to have continued as a stand-alone company, it was predicting its own internal growth in excess of 25 percent per year. We believe it will achieve more than that within the FTI family as its uses expand dramatically in our client base.

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Josh Rosen:	And, along those lines, if you could talk a little bit about — Jack, you had mentioned the integration and pulling it into the litigation consulting practice — what the sales channel will look like, what the investment might be in terms of expanding the sales channel so you can accelerate growth?

Dennis Shaughnessy:	Hi, it’s Dennis Shaughnessy, let me take that one. The interesting thing about the integration of this is that, in a way, we’ve been integrated with Ringtail on a partnership basis for the last three years. Our salespeople have made joint sales calls, we have developed joint installation projects together, we have been their tech service arm in some of those projects, we have assisted them in actually feedback and development and fine-tuning through our systems engineering capabilities and, obviously, it’s been a very mutually profitable relationship over the three years.

All that being said, it will be integrated into our technology group that is housed inside our forensic litigation consulting practice. That group will have the overall management and supervision of the operation with the Ringtail management staying in place and specifically managing the day-to-day operations of Ringtail.

Ringtail distributes its product, as most software companies do, on a combination of channels, direct and indirect. It has indirect channels in Asia, it has indirect channels in Europe and, for the most part, it’s a direct channel here in the U.S. We would continue that channel development and, with our resources, attempt to actually broaden it, and we would expect that, together, we would be able to bring them to market with a more robust offering, you know, more marketing power behind them.

Obviously, a much larger, more credible company behind them, I think is — as you guys know, the challenge of most young technology companies is the value of the technology tends to run ahead of the strength and the fiscal integrity of the company that’s developing it. And so you always have — where you have sensitive purchasers like we have here, which are your Fortune 500 companies, your very large — 100 largest law firms, government bodies, court bodies, regulatory bodies — clearly, the ability to stand behind the technology, the ability to service it, the integrity of the offeror as much as the offering is extremely important.

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So I think by marrying FTI plus Ringtail will strengthen them where there might be some marketing issues they have. They’ll strengthen us by enabling us to really help roll out what we view as, really, the gold standard of technology here. On a day-to-day integration, financially, they’ll be integrated at closing, and that is already being put in place. On a sales and marketing basis, as I said, there’s already a partial integration in the partnering and on the overall supervision. They’ll be run directly, day-to-day, by their own management team.

Josh Rosen:	That was very helpful. The last question I had just in terms of helping us on the diligence side of things — what does the competitive landscape look like in this arena, and what are the — if there are some names attached to the competitors — that would be helpful as well.

Jack Dunn:	Sure. There are a number of products out there. There is Summation, there is Concordance, there is Ameke, there is Introspect, Steel Point. As we look at the competitive landscape, recently there was a — the market’s cut up different ways. For example, Gartner Independent Research Group recently did a study that showed they thought the total market for this was about $800 million to $1.2 billion. Recently in the AmLaw Technology survey, they looked at the market, and of the large law firms there was a marketplace of about $300-or-so million, and we have about an 11 percent share there with Case Central had about — one of our competitors — and Lextranet were one and two, and we were number three. So we think that that’s law firms, as we mentioned, a large amount of our work and a large amount of what went into the Gartner study would include those Fortune 500 companies with the general counsels increasingly being proactive to provide their own database housing.

So we have — the good news is we have a beachhead, we have an exceptionally good brand name with some of the major players, and we have plenty of room to grow.

Dennis Shaughnessy:	Most of the industry analysts feel that the market is expanding in double digits off of that base as more and more people move to the electronic housing of sensitive data, you know, either on a transactional, regulatory, or crisis management basis.

Josh Rosen:	That definitely makes sense. All right, thanks for the help, guys.

Jack Dunn:	Thank you, Josh.

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Operator:	Thank you, our next question comes from John Reilly. Please state your company affiliation followed by your question.

John Reilly:	CJS Securities — this is John Reilly.

Jack Dunn:	Good morning, John.

Dennis Shaughnessy:	Hi, John.

John Reilly:	Good morning. The first question is — how much competition was there for the purchase of this company? Was this an auction process or was this a privately negotiated transaction?

Jack Dunn:	There was not necessarily an auction process. There was a controlled process where I believe two or three people were approached with the opportunity, and we ended up being the ultimate buyer.

John Reilly:	Okay. Could you speak a little bit about customer concentration for Ringtail? Was there anything specifically? And then also, what is their typical length of engagement?

Jack Dunn:	The length of engagement — they have contracts that are renewable on a yearly basis on some of them. Some of them are for the foreseeable future, they go as long as the litigation does, and they have, in terms of customer concentration, Ted, I don’t — do you have a view on that. I believe we were not concerned about any customer concentration at this point?

Ted Pincus:	Oh, it’s very, very diverse.

Jack Dunn:	They have about — at this point there are about 42 installations of Ringtail, and then when you think about that being either matter or company sensitive then, as you can imagine, there are thousands of seats related to that. So I think customer concentration was not an issue.

John Reilly:	Got it — so these are typically not episodic engagements.

Jack Dunn:	No, one of the things that’s great about this — they can be for a major litigation, but you’re talking about, on a cost-effective basis, of being one of the litigations that goes on for years and years. It’s a commitment by the person, so it’s not as episodic. One of the things we love is the stickiness that it gives us with our clients, because we do a good job, and we provide real value, and there’s a real tendency, as we said before, to have inertia in that regard and stay with the person you’re with.

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John Reilly:	Great, and then just the last question is — how was it come to the decision to issue FTI stock, given your current valuation? Was it demanded by the company that they get some stock in the transaction? Or was it your decision?

Jack Dunn:	From the beginning, we talked about stock with them. What we really are looking for is stickiness not only with our clients and with our people — we want people who are in this boat with us to build this company and deliver significant shareholder returns in the next four and five years so that we are increasingly going to use that as a medium. We’re not going to go overboard with it, but a healthy part of an acquisition strategy is going to be used in stock to make sure the people are here, and we want people that recognize the value and back up the value they say they’re bringing to us.

John Reilly:	Great, and then — thank you, I’ll get back in the queue.

Operator:	Thank you. Our next question comes from Tobey Sommer. Please state your company affiliation followed by your question.

Tobey Sommer:	SunTrust Robinson Humphrey. I guess my question was, with this kind of change in the mix two questions — one, how should we think about this impacting the cyclicality of the business and trying to beef up the technology and related services, you know, up to $100 million over the next couple of years. And then maybe if you could give us an update as to what sort of mix between organic and potentially acquisitions would contribute to reaching that $100 million goal in a couple of years?

Dennis Shaughnessy:	Tobey, it’s Dennis Shaughnessy. I think that, clearly, there’s no doubt that these are product offerings, and as we like to joke around here, they make money for us on a 7x24 basis even when people are asleep. So it is certainly different than a time-and-materials type of offering. I think that as we talked about on the last call, we have a base of business that’s grown very rapidly that’s about a $45 million technology base. It’s budget to do about $60 million this year. We think the impact — the budget for Ringtail is about $11 million for the year before any type of eliminations for inter-company revenues. So I think that would be the base you would be looking at this year on our technology offerings. I think a two-to-three-year period with just the growth that we have experienced and Ringtail has experienced, that we actually fully

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expect to accelerate now that they’ll have more resources behind them. I think, clearly, you can iterate out that we could be at $100 million just organically.

So I would say that our $100 million estimate — it doesn’t mean we wouldn’t be opportunistic if we saw another tool that could clearly fit in here the right way, but our $100 million estimate is really driven off of our organic growth with Ringtail now under our control.

Tobey Sommer:	And then in terms of how this would impact the demand and so forth during the economic cycle is the overall —

Dennis Shaughnessy:	I think it goes back to Jack’s point that these technology offerings are phenomenally sticky. In a way, you could turn around and say it almost becomes a glue that cements a longer-term relationship. I think as companies get used to using a very high-profile data management, highly secured, highly selective tool to manage electronic documents, I think you get more than a little bit pregnant. I think that what happens is you see the utilization of that. The Fortune 500 customers that we have, where we might have been brought in for one specific purpose, have not migrated away from this. We have stayed involved with them, we are hosting a wide variety of documents, we expect to see that even broaden into classic data room management for deal rooms.

And I think that it is somewhat counter-cyclical. I think, in all honesty, to date, the catalyst for this has been an event normally. The catalyst has been an event that’s driven them to want to have the need, but then once we’ve been able to install it and maintain it and, again, a lot of this is ASP-hosted. So we’re actually even hosting the data offsite for them and doing all the servicing. So I think your observation is correct — it’s counter-cyclical. But, in fairness, it tends to be somewhat catalytic in its inception, and the catalyst being some kind of event.

Jack Dunn:	You know, you asked a great question there, and one of the things that we shouldn’t lose sight of is that we have often — we believe, from our market experience, that probably forensic and litigation consulting is the least cyclical part of our business. It’s kind of the lever between the economic consulting, which clearly does better in good economic times, and the restructuring business, which, while we diversify it, it also is a real workhorse if the economy turns down or interest rate spikes.

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But this being housed in our forensic and litigation should cement what we believe is a great product offering that we have with our folks in FLC and the tremendous amount of work that’s out there. So I think it not only is working on our cyclicality, it’s working in that area where we have the best opportunity to really address cyclicality, which is our forensic and litigation consulting.

Tobey Sommer:	Thanks. One last follow-up — from a philosophical strategic standpoint, you did use equity in this deal — to follow up on another question — but should we think that’s something that is likely to be a component of future deals?

Dennis Shaughnessy:	I think that you should think that we should be doing this all the time. In other words, I think that as we broaden out some of our practice offerings, increase some of our industry domain, maybe expand geographically, we want people to be a partner with us in growing the company, long term, and I think no one has come up with a better way of creating a more functional partnership than to give someone an equity stake in the end game. I think, clearly, we’re sensitive to dilution, we’re sensitive to being opportunistic in trying to manage dilution, and I think we will continue to do that to where, hopefully, we’ll be able to manage it down through a combination of some strategic repurchases that would ameliorate, to some extent, some of the stock we might be putting out.

But, again, I think our intention is to do deals that are accretive on a short-term basis and, two, because we are a company that manages — our assets are human. We are now, obviously, picking up intellectual property, which is very important but, at the end of the day, even that intellectual property is driven by humans, and I think it is very important for us to make sure that those humans and those human assets are linked to the long-term success of the company, and we can’t see a better way of linking it than linking them to the stock.

Jack Dunn:	I think a critical issue is that there is some excitement around here about being part of the equity of this company and the prospects that we have, you know, obviously, we’ve had a tough year last year in terms of addressing a lot of challenges, but I think we want people who are excited about the future of this company and see it. So there’s almost a psychic component to what we get for that in addition to the cash compensation that we pay.

Tobey Sommer:	Very good, and one last question — I think I may have missed this in your opening comments. Did you comment about margins in the business?

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Jack Dunn:	We didn’t, but we are prepared to. Ted?

Ted Pincus:	We would expect that the margins in this business — again, it won’t look like that, because part of this will be eliminated in consolidation — the revenues, to the extent that FTI is an internal customer. But it generates EBITDA margins in the 65-percent to 80-percent range. We do expect to expand its marketing activities and its infrastructure somewhat, so we would hope to maintain probably the bottom end of that range, which is about twice the margin that we generally — the EBITDA margin that we generally achieve in our FLC practice.

Tobey Sommer:	Thank you very much.

Operator:	Our next question comes from Vincent Walden. Please state your company affiliation followed by your question.

Vincent Walden:	Hi, good morning, Thornburg Investment Management. How many employees will you be taking on in connection with the acquisition? Two others for Ted, probably — you referred to a purchase price multiple on a pro forma basis. What does pro forma mean in this case? And then, lastly, what would be the impact on free cash flow per share for 2005? Thanks.

Ted Pincus:	Okay, let me take them backwards. All pro forma refers to is that there were changes in compensation — some of their key employees related to their historical compensation levels. So that’s what accounts for the pro forma. With that said, however, the pro forma EBITDA margin projected for 2005 for their fiscal year ended June 30, 2005, was $6.3 million. And, of course, it will conform to our calendar year starting from the actual date of acquisition. We do hope that this will — and expect that this will close Monday night.

Vincent Walden:	Okay, how about the employees and the free cash flow impact?

Ted Pincus:	In terms of the number of employees, there are a little less than 25 employees at present, and in terms of the cash flow impact, as I say, most of the EBITDA margin comes down to free cash flow after cash taxes. And then from that, assuming there will be the growth, which will generate the earnout to them, of course. Presumably, that earnout will be paid out of the growth.

Vincent Walden:	Great, I appreciate it.

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Operator:	Thank you, our next question comes from David Gold. Please state your company affiliation followed by your question.

David Gold:	Hi, good morning, it’s Sidoti and Company.

Jack Dunn:	Hi, David.

Dennis Shaughnessy:	Hi, David.

David Gold:	I came on a little bit late, so forgive me if you commented on this, but I was curious if you can talk about how significant the customer of Ringtail FTI has been historically? And if you can also add how many — if it’s a significant number, how many customers Ringtail has?

Ted Pincus:	Well, let me take percent of FTI’s business. FTI maintains a pretty state-of-the-art data center in Annapolis, and we have functioned as Ringtail’s application service provider, its principal application service provider in the United States and, accordingly, we represented about 30 percent of Ringtail’s business for its prior year.

Jack Dunn	On the clients we have, as I mentioned, Ringtail with us together, some separately theirs, some of ours, we have about 42 installs with literally thousands of seats involved there. To give you an idea, we typically don’t mention the corporate clients, because we’re under confidentiality agreements and, obviously, that’s very proprietary to them. But in the U.S., for example, Fulbright Jaworksy, Bryan Cave, Akin, Covington Burling; in London you have Allen and Overy, you have Lovell’s, you have Berwin Leighton Paisner, you have Norton Rose. I think there are approximately 14 of the top 20 firms in Australia.

So you have, really, that kind of gives you order of magnitude of who has thoughts about this. The AmLaw Tech study showed that about 11 percent of the top 150 law firms had it installed at this point.

David Gold:	Okay, and, secondly, Jack, when you mention seats, it reminds me a little bit of — I guess it was Trial-Max. Would Trial-Max be a competitor, to some degree, with Ringtail? Or did that sort of go by the wayside, and you’re using Ringtail for —

Jack Dunn:	No, no, no, no, Trial-Max is alive and well, and the good news is our friends at Microsoft provide the building blocks and the tools for our Ringtail application, which brings us instant market

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credibility and acceptance. Trial-Max is not only used by them in their cases but is alive and well and very well accepted. If you think of the document management business as a continuum from the huge repository of all documents in the universe at one end, and the basically the spear point being in the courtroom, Trial-Max is the kind of thing that gets them into the courtroom and allows them the organization and production at trial.

David Gold:	Gotcha. So, presumably, they could work really nicely hand-in-hand.

Dennis Shaughnessy:	An analogy, although it’s not perfect, is think of a caching operating of a huge database, and what you have is far more sophisticated caching. You have a database management, you then have a caching that’s linked to that, which can pull very specific types of information on a secured basis, a selected basis, and on rapid basis, which then links to an instantaneous retrieval and presentation type of system, which you have in Trial-Max. So it actually is a nice chain-linkage of capabilities.

Jack Dunn:	For two years, one of the features that really moved the ball across the finish line in this relationship was the ability to interface with Ringtail to Trial-Max and, right now, we’re live with that in a number of cases. Again, expanding upon the Microsoft base, as being able to expand our activities that way.

David Gold:	Perfect, thanks so much.

Jack Dunn:	Thank you, David.

Operator:	Thank you, our next question comes from Patrick Jamgocian. Please state your company affiliation followed by your question.

Patrick Jamgocian:	Good morning, Neuberger Berman. Can you just go through the revenues that Ringtail generates? Is it subscription-based revenues or is it traditional software where it’s split between license, maintenance, and services?

Jack Dunn:	It’s really the latter — it’s license, maintenance and services, and then, obviously, our ability being in the content business is it also expands into collateral services that we provide on a consulting basis on content, et cetera. But that is the model that they have.

Patrick Jamgocian:	And just backing into the numbers you’ve given, it looks like the projected revenues ending June ‘05 are about $9.8 million, is that correct?

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Ted Pincus:	For their fiscal year, it’s a little in excess of $9 million, yes.

Patrick Jamgocian:	Can you just roughly split that in percentage terms between the three components?

Ted Pincus:	I don’t have that at my fingertips.

Dennis Shaughnessy:	In fact, I don’t think we will be doing that. I think that’s proprietary information.

Jack Dunn:	We probably do not want to do that.

Patrick Jamgocian:	Okay, but I guess what I’m trying to understand is you refer to it as annuity-based revenue streams, but a license-based model is one-time sale in nature. Can you just reconcile those two comments?

Dennis Shaughnessy:	Number one, they’re not all one year licenses. Some are one-time up front, and then you sign tech service and development agreements on top of that, which are annuity-based.

Patrick Jamgocian:	At the end of a license, does the customer own the technology or do they need to —

Dennis Shaughnessy:	No, they have to renew it.

Patrick Jamgocian:	Okay, got it.

Jack Dunn:	Our hosting, what it runs for us is the backbone for our hosting business, which is clearly annuity business.

Patrick Jamgocian:	Okay, so sort of $56 million in technology-based revenues is the base that you expect to get to $100 million organically in two to three years?

Jack Dunn:	We have about — our budget for this year is about $60 million in technology and related before the Ringtail acquisition.

Patrick Jamgocian:	So the $46 million that you refer to —

Dennis Shaughnessy:	That was last year.

Jack Dunn:	Last year.

Patrick Jamgocian:	That’s last year, so that’s grown organically to $60 million this year without Ringtail and then add another $10 million for Ringtail on top of that?

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Jack Dunn:	Correct.

Dennis Shaughnessy:	Correct.

Patrick Jamgocian:	Okay, got it. Lastly, why was the management of Ringtail looking to sell the company?

Jack Dunn:	I think they were, like many people, were looking to take the next step. I think they realized they had a lot of opportunities worldwide and that they thought that probably one of the most successful places where they had marketed was in the U.S. in conjunction with us, and they saw that as an opportunity to really expand the platform.

Dennis Shaughnessy:	I think Ringtail, as well, needed a partner of scale. I think that, again, the offering is phenomenally credible, and a lot of the institutions that are looking at these are world-known, governmental, regulatory, Fortune 500 types of companies, and I think by partnering with someone that had more resources, more balance sheet, I think it overcomes one of the barriers that they had to sale, and that was the fact that they were a young technology company. They had a balance sheet that looks like a young technology company, and I think by affiliating with us, I believe that they will tell you they feel they have the best of both worlds — they have the dynamic of what they’ve created but now it can be linked with resources that will overcome some of the barriers to sell-through.

Jack Dunn:	Their own sales force was about, I guess, three or four people. They have 20 software development folks. It’s tough to serve the world with four people. We have, you know, many times that, and we’re looking forward to really being able to take that. And we have 2,000 clients in a year, so we look forward to expanding that on a very quick basis.

Patrick Jamgocian:	And, lastly, Ted, did you say the earnout is capped at $7.5 million?

Ted Pincus:	That’s correct. It’s actually capped at $2.5 million per year for each of three years.

Patrick Jamgocian:	Okay, thank you very much.

Operator:	Thank you, sir. Ladies and gentlemen, if there are additional questions at this time, please press the star followed by the 1, and if you are using speaker equipment, we do ask that you please lift your handset before pressing the numbers. One moment, please, for the next question.

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Management, at this time we have no additional questions. Please continue with any further statements.

Jack Dunn:	Okay, great, well, again, thank you all for being here and, as usual, we’re available for additional questions that you may think of, and this is a very exciting day for FTI and I hope for Ringtail, and we just want to welcome them as part of — officially — of the family, even though for the last three years we’ve worked very seamlessly together. So, with that, we look forward to speaking with you at our next call. Thank you.

Operator:	Thank you, Management. Ladies and gentlemen, at this time we will conclude today’s teleconference with FTI Consulting conference call. If you would like to listen to a replay of today’s presentation, please dial 1-800-405-2236. You may also dial 303-590-3000. You will need to enter an access code of 11024850. Once again, ladies and gentlemen, if you would like to listen to a replay of the FTI Consulting conference, please dial 1-800-405-2236. You may also dial 303-590-3000. You will be asked to enter an access code of 11024850. Thank you for your participation on today’s presentation. At this time we will conclude and please have a pleasant day.

END

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